EXHIBIT 10.5




                                    AGREEMENT
                                    ---------



AGREEMENT dated this 20th day of August, 1990, by and among THE IVY GROUP, a New

Jersey general partnership, whose principal place of business address is 360

Nassau Street, Princeton, New Jersey 08540 ("Ivy"), MCS CHASSIS, INC., a

Delaware corporation, whose principal place of business address is c/o Marubeni

America Corporation, 32nd Floor, Hartford Building, 650 California Street, San

Francisco, California 94108 ("MCS"), and INTERRPOOL LIMITED, a Barbados

corporation, whose principal place of business address is 633 Third Avenue, New

York, New York 10017 ("Interpool").



                               W I T N E S S E T H
                               - - - - - - - - - -



WHEREAS, Ivy is the owner of the 1,400 cargo container chassis listed on Exhibit

"A" attached (the "Chassis");



WHEREAS, MCS desires to -purchase the Chassis and lease them to Ivy, and Ivy desires to sell the Chassis to MCS and lease.them back, all on the terms and conditions contained in this Agreement; and



          WHEREAS, Interpool desires to act as guarantor of certain of Ivy's undertakings herein, as an inducement to MCS's entering into this Agreement.



          NOW, THEREFORE, for and in consideration of the mutual covenants,

undertakings, agreements and conditions contained herein, Ivy, MCS and Interpool hereby agree as follows:



I.        PURCHASE AND SALE.
          ------------------

          A. Ivy agrees to sell to MCS, and MCS agrees to purchase from Ivy, the

Chassis, "AS IS/WHERE IS", free of all liens and encumbrances (subject to the

Sublease, as defined below, and the subleases of the end users of the Chassis)

and evidenced by valid certificates of title, at purchase price of U.S. $4,650, each (U.S. Dollars Four Thousand Six Hundred

Fifty) (the "Purchase Price").

B.      1. At the Closing (as defined below), MCS shall pay Ivy the entire

Purchase Price of the Chassis, by check payable to Ivy or by wire transfer into

Ivy's bank account at The Bank of New York, 530 Fifth Avenue, New York, New York

10036, Account No. 9020 126 57 -- ABA Routing No. (for wire transfers)

001249/021 0000 18.



             2.   [Intentionally deleted.]



             3.    At the Closing, Ivy shall


             (a) sign over (or cause to be signed over) and deliver to MCS the certificate of title of each Chassis, and



             (b) execute and deliver to MCS a bill of sale, in the form of

               Exhibit "B" attached, conveying to MCS all of Ivy's right, title and interest in the Chassis and warranting good and marketable title thereto, free and clear of all liens, encumbrances and rights of others (subject to the Sublease, as defined below, and the subleases of the end users of the Chassis) (the "Bill of

               Sale").



          4. The Closing shall take place on August 20, 1990, or as soon as possible thereafter (the "Closing Date"), at 633 Third Avenue, New York, New

York 10017 or at such other place as Ivy and MCS may agree.



          C. Each of the Chassis purchased by MCS hereunder shall be titled in

MCS's name as soon after Ivy delivers the certificate of title thereto pursuant to Section I.B.3.(a) hereof, as practical, and each Chassis shall be properly registered in accordance with the laws of the State issuing such title and equipped with a valid license plate throughout the term of the Lease (defined below). Ivy shall act as MCS's agent for titling and registering the Chassis in

MCS's name, as aforesaid, and Ivy shall bear the costs associated therewith. Ivy shall forward or cause to be forwarded to MCS the







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
certificates of title naming MCS as owner of the Chassis immediately upon completion of such State's titling and registration procedures.



II.      LEASE.
         ------



          A. MCS agrees to lease the Chassis to Ivy and Ivy agree to lease them from MCS "AS IS/WHERE IS", for a period of seven (7) years commencing as of and from the Closing Date (the "Lease Term") and pursuant to the terms and conditions set forth below (the "Lease").



          B. Ivy's acceptance of delivery of the Chassis under the Lease shall be deemed to occur on the Closing Date, provided the Chassis have been sold to

MCS in accordance with the terms of this Agreement.



          C.   It is understood and agreed that the Chassis currently are and during the Lease Term the Chassis shall be operated as part of and in the same manner as the cargo container chassis ("chassis") in the Interpool/Trac Lease,

Inc. ("Trac") fleet of owned, leased and managed chassis; to this end, Ivy is entering into a sublease of the Chassis to Trac under the terms and conditions of Trac's standard form of Master Equipment Lease Agreement ("MELA"), a copy of which is annexed as Exhibit "C", except that Ivy shall have all of the rights and obligations of the lessor under the MELA and Trac shall have all of the rights and obligations of the lessee thereunder (the "Sublease"). As security for Ivy's performance under the Lease, Ivy hereby assigns to MCS its receivable under the Sublease, provided, however, that so long as it is not in default hereunder, Ivy may continue to collect such receivable from Trac and apply same to its own account.



          D.   1.    Within thirty (30) days from the end of each calendar

quarter, Ivy shall remit to MCS as rental under the Lease the Net Revenue

(defined below) for each Chassis, times the number of days such Chassis was on lease to Ivy from MCS under the Lease during such calendar quarter.






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
             2.   (a) The term "Net Revenue" shall mean for each Chassis for any calendar quarter the Fleet Per Diem (defined below) for such quarter less the

Operational Costs (defined below) for such quarter.



               (b) The term "Fleet Per Diem" shall mean for any calendar a quarter the total lease billings invoiced to customers by Interpool and Trac for the period in question with respect to all chassis owned, leased and managed by

Interpool and Trac and comprising the chassis pools operated by them (the

"Interpool/Trac service fleet"), divided by the total quantity of chassis in the

Interpool/Trac service fleet, divided by the total number of days in such calendar quarter.



               (c) The term "Operational Costs" shall mean for any calendar quarter the sum of (i) the total licensing, storage, commissions, maintenance,

insurance and positioning expenses paid by Interpool and Trac for the period in question to all vendors with respect to the Interpool/Trac service fleet, plus

(ii) a management fee payable to Ivy equal to 15% of the Fleet Per Diem for such calendar quarter for each day during such calendar quarter each Chassis was on lease to Ivy from MCS under the Lease, with the sum of (i) and (ii) being divided by the total quantity of chassis in the Interpool/Trac service fleet,

and the result being divided by the total number of days in such calendar quarter.



          3. Ivy warrants and represents that the Net Revenue shall equal at least $1.75 on average throughout the Lease Term.



          4. Should the Net Revenue in any calendar year exceed $2.30, then,

with respect to each Chassis, Ivy shall retain for its own account one-half of the difference between such Net Revenue and $2.30 for each day in such calendar year ("Ivy's Yearly Net Revenue Share"). For purposes of determining under

Section II.D.3., above, whether the Net Revenue has equaled at least $1.75 on average throughout the Lease Term, Ivy's Yearly Net Revenue Share, if any, shall be deducted from the Net Revenue in each year it accrued before calculating the average Net Revenue throughout the Lease Term, and shall not be counted toward such average.






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


Example:
- --------



If the Net Revenue for a given calendar year is $2.38, MCS will receive $2.34 and Ivy will retain $0.04, for each Chassis for each day in such calendar year.

For purposes of calculating the average Net Revenue throughout the Lease Term pursuant to Section II.D.3., above, the Net Revenue for said calendar year shall be deemed to be $2.34 per Chassis per day, not $2.38 per Chassis per day.
                                           ----



          E. Within thirty (30) days from the end of each calendar quarter, Ivy shall submit revenue and expense reports to MCS supporting the Net Revenue remitted for such quarter and indicating how the Fleet Per Diem and the

Operational Costs for such calendar quarter have been calculated, at the same time it remits to MCS the Net Revenue for such calendar quarter.



          F. If during the Lease Term a Chassis should be lost or damaged beyond economic repair (the "Lost Chassis"), Ivy will replace the Lost Chassis at its expense with a chassis of similar age, type and condition as the Lost Chassis

(the "Replacement Chassis"). Ivy shall also have the option to substitute

Replacement Chassis for any other Chassis (such other Chassis hereinafter being known as the "Substituted Chassis") during the Lease Term, pursuant to the terms and conditions hereof. Ivy shall arrange at its expense to have the Replacement

Chassis titled and registered in MCS's name, shall warrant to MCS good and marketable title to the Replacement Chassis, free and clear of all liens,

encumbrances and rights of others (subject to the Sublease and the sublease of the end user of the Replacement Chassis) and shall substitute the Replacement

Chassis for the Lost Chassis or the Substituted Chassis, as the case may be,

under the Lease and this Agreement. All of the terms and conditions of the Lease and this Agreement shall apply to such Replacement Chassis in the same manner as they apply to any other Chassis, and Ivy shall have no further obligations hereunder with respect to such Lost or Substituted Chassis. In turn, MCS shall transfer title of such Lost or Substituted Chassis to Ivy. Any insurance proceeds payable with respect to a Lost Chassis shall be for the account of Ivy,

provided it has substituted a Replacement Chassis for such Lost Chassis, as aforesaid. Alternatively, at its option, Ivy may pay MCS the depreciated replacement value ("DRV") of a Lost or Substituted Chassis, plus an amount equal to the greater of (i) $1.75 times the number of days between (x) the last day that Net Revenue accrued and was paid to MCS with








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
respect to such Lost or Substituted Chassis, and (y) the last day of the Lease

Year in which such loss or substitution occurred, or (ii) the Net Revenue which would have been payable with respect to such Lost or Substituted Chassis during such period; upon payment of said amounts all further obligations of Ivy under this Agreement and the Lease with respect to such Lost or Substituted Chassis shall cease. For purposes hereof, the DRV of a Chassis shall equal the amount listed in Exhibit "D" attached hereto for the respective Lease Year in which such loss or substitution occurred.



          G.   Ivy shall be in default of the Lease if any of the following occurs:



             1. Ivy shall fail to pay MCS the Net Revenue within ten (10) days after the same shall become due.



             2. Any proceedings shall be instituted by or against Ivy seeking to adjudicate it a bankrupt or insolvent or seeking the appointment of a receiver, which proceedings are not dismissed within sixty (60)

             days of the date they are instituted.



             3. Any attachment, sequestration, execution or seizure of Ivy's assets in the amount of $50,000 or more shall occur, which attachment, sequestration, execution or seizure is not vacated within thirty (30) days of the date it is instituted.



             4. There is a judicial, governmental or any sale other than a voluntary sale of all or a substantial part of Ivy's assets.



             5. Any representation or warranty contained in Section V.A. of this

             Agreement or deemed made by Ivy shall prove to have been incorrect on or as of the date made or deemed made.



          H. Ivy shall indemnify and hold MCS harmless from and against any taxes levied on MCS by reason of any rentals paid to Ivy under the Sublease or any other sublease of the Chassis .Notwithstanding the foregoing, MCS shall be liable for all present and future taxes, duties and other governmental charges (collectively referred to as "charges") or any amounts in lieu of such charges or any penalties or interest on the foregoing, imposed,

levied, or based upon or in connection with the rentals due to MCS under this

Lease. MCS agrees that Ivy shall be entitled to debit all such charges to MCS's account, and MCS agrees to indemnify and hold Ivy harmless from and against any loss or expense (including without limitation reasonable legal fees) as Ivy may incur as a result of such charges being imposed upon Ivy.



          I. Ivy will cause to be carried and maintained, at its own expense,

the amounts of insurance and types of coverage as are set out in the next sentence. Within two weeks of the Closing Date, Ivy shall furnish MCS with certificates of insurance naming MCS as additional insured and loss payee and evidencing (a) all risk, loss and damage insurance (including mysterious disappearance/unexplained loss and war risks and strikes, riots and civil commotion risks) while on land, afloat or airborne, in transit or at rest anywhere in the world, in an amount equal to the DRV of the Chassis, (b)

comprehensive general liability insurance including contractual liability and broad form property damage for limits of not less than $1,000,000 combined single limit and (c) automobile and property damage for limits of not less than

$1,000,000, combined single limit. Such insurance shall provide that if the insurers cancel such insurance for any reason other than nonpayment of premiums,

or the same is allowed to lapse or expire (other than for nonpayment of premiums), or there be any reduction in amount, or any material change is made in the coverage, such cancellation, lapse, expiration, reduction or change shall not be effective as to MCS until at least thirty (30) days after receipt by MCS of written notice by such insurers of such cancellation, lapse, expiration or change and shall also provide that if the insurers cancel such insurance for nonpayment of premiums or the same is allowed to lapse or expire for nonpayment of premiums, such cancellation, lapse or expiration shall not be effective as to

MCS until at least ten (10) days after receipt by MCS of written notice by such insurers of such cancellation, lapse or expiration.



III.       REPURCHASE AGREEMENT.
           ---------------------

          A.   Ivy shall repurchase the Chassis from MCS (including without limitation all Replacement Chassis, if any), and MCS shall sell the Chassis to

Ivy (including without limitation all Replacement Chassis, if any), "AS IS/WHERE

IS", at the end of the Lease Term at a purchase price of $2,900,










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
each (the "Repurchase Price"). Ivy shall pay MCS the Repurchase Price within thirty (30) days of the end of the Lease Term, at which time MCS will sign over the certificates of title for the Chassis to Ivy and shall execute and deliver to Ivy a bill of sale in the form of Exhibit "B", conveying to Ivy all of MCS's right, title and interest to the Chassis (including the Replacement Chassis, if any), free and clear of all liens, encumbrances and rights of others of whatsoever nature arising by, through or under MCS (the "Repurchase Agreement").



          B.   1. In the event that any one (or more than one) of the following occurs, Ivy agrees to repurchase the Chassis (including the Replacement Chassis,

if any) from MCS "AS IS/WHERE IS" immediately upon MCS's written notice to Ivy of the occurrence of such event (or events):



             a. Ivy defaults under the Lease;



             b. Trac defaults under the Sublease; or



             c. Interpool's net worth, as defined by generally accepted accounting principles, falls below U.S. $20,000,000 (U.S. Dollars

             Twenty Million).



            2. For each Chassis that Ivy must repurchase from MCS under Section

III.B.1, above' Ivy shall pay MCS the amount listed in the schedule contained in

Exhibit "D" hereto, pertaining to the particular Lease Year (as measured from the Closing Date) in which such repurchase obligation under Section III.B.1.

arises. If such obligation arises prior to the end of a Lease Year, then, in addition to the amount listed in Exhibit "D", Ivy shall also pay MCS for each

Chassis purchased hereunder the greater of (i) $1.75 times the number of days between (x) the last day through which Net Revenue for such Chassis was paid to

MCS and (y) the last day of such Lease Year, or (ii) the Net Revenue which would
                                             ---

have been payable with respect to such Chassis during such period.



             3. Should Ivy repurchase the Chassis from MCS pursuant to Section

III.B.1., MCS shall, upon receipt of Ivy's payment, transfer title of the

Chassis to Ivy in like manner as MCS is obligated to transfer title to Ivy under

Section III.A. of this Agreement.

IV.        INTERPOOL REPURCHASE GUARANTEE.
           -------------------------------

             Should Ivy's obligation to repurchase the Chassis under either

Section III.A. or III.B. hereof arise, and should Ivy fail to perform such obligation, Interpool agrees to purchase the Chassis (including the Replacement

Chassis, if any) from MCS under the same terms and conditions as Ivy is obligated to repurchase same under Section III.A. and III.B. hereof, and MCS shall, upon receipt of Interpool's payment for the Chassis (including the

Replacement Chassis, if any), transfer title of the Chassis (including the

Replacement Chassis, if any) to Interpool in like manner as MCS is obligated to transfer title to Ivy under Section III.A. of this Agreement. Ivy hereby consents to such transfer of title by MCS to Interpool in the event Interpool is required to purchase the Chassis as a fore said. Upon such transfer of title to

Interpool, MCS shall have no further obligation to Ivy or Interpool with respect to the Chassis, including without limitation any obligation to return or redeliver the Chassis to Ivy or Interpool, or arrange for Ivy to relinquish possession or control of the Chassis to Interpool.



V.         MISCELLANEOUS.
           --------------

          A.   Ivy warrants and represents that on the Closing Date it shall have full power, authority and legal right:



             1. to sell the Chassis to MCS; and



             2.   to execute and deliver the certificates of title of the

             Chassis and to execute and deliver the Bill of Sale to MCS.



          Ivy further warrants and represents that each of the Chassis shall physically exist and be in its possession or control at the time it delivers the certificate of title thereto to MCS.

B.      All notices required hereunder shall be addressed as follows:





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
                              The Ivy Group
                              360 Nassau Street
                              Princeton, New Jersey 08540
                              Attn.:  Raoul J. Witteveen, a Partner
                              Phone:  (609)452-8900
                              Fax:    (609)452-8211
                                      MCS Chassis, Inc.
                              c/o Marubeni America Corporation
                              32nd Floor, Hartford Building
                              6S0 California Street
                              San Francisco, California 94108
                              Attn:   Eiichi Ohtsuki, President
                              Phone:  415 954 120
                              Fax:    415 421 4149

                              Interpool Limited
                              633 Third Avenue
                              New York, New York 10017
                              Attn:   The President Phone:212 986 3388
                              Fax:    212 986 3984


          C. Interpool shall deliver to MCS throughout the Lease Term, quarterly unaudited balance sheets within forty-five (45) days from the end of each fiscal quarter and annual audited balance sheets within ninety (90) days from the end of each fiscal year.



          D. None of the parties hereto may assign all or any portion of this

Agreement without the consent of the other parties hereto, except that Ivy may sublease the Chassis to Trac pursuant to the Sublease.



          E. Nothing in this Agreement shall constitute or be deemed to constitute a partnership among the parties hereto, or between any two of them.



          F.   1.   This Agreement constitutes the entire agreement between the parties hereto and there are no understandings, representations or warranties of any kind except as are referred to herein, respecting the subject matter hereof.

Any modification, waiver or amendment of the terms hereof can only be made with the express written consent of the party or parties to be bound thereby.

             2. If any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity,

legality and enforceability of the remaining provisions contained herein shall not be affected thereby.



             3. This Agreement shall inure to the benefit of and shall be binding on each of the parties hereto and their respective successors and assigns.


          G.   This Agreement shall be interpreted and construed in accordance with, and the rights and obligations of the parties hereunder shall be governed by, the laws of the State of New York applicable to contracts wholly entered into and performed in that State. Each of the parties hereby irrevocably submits itself to the personal jurisdiction of the State and Federal courts located in the State of New York for the purpose of any suit, action or other proceeding arising out of or relating to this Agreement and agrees that all claims in respect of any such suit, action or other proceeding arising out of or relating to this Agreement may be heard and determined in any such court, including all appeals therefrom.

















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
IN WITNESS WHEREOF, Ivy, MCS and Interpool have this Agreement to be duly executed on the date first written above.


        MCS CHASSIS, INC.                                   THE IVY GROUP




BY:       Eiichi Ohtsuki                               BY:  Raoul J. Witteveen
          --------------                                    ------------------
          Eiichi Ohtsuki                                    General Partner
          President





                                                            INTERPOOL LIMITED




                                                     BY:    Martin Tuchman
                                                            --------------------

                                                     TITLE: CEO
                                                            --------------------




































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